Offer to Purchase

Pine Grove Alternative Fund
Regular Mail:
Pine Grove Alternative Fund
Attn: Transfer Agent
Atlantic Fund Services
PO Box 588
Portland, ME 04112

Overnight Address:
Pine Grove Alternative Fund
Attn: Transfer Agent
Atlantic Fund Services
3 Canal Plaza, Ground Floor
Portland, ME 04101

Offer to Purchase Shares
Dated May 23, 2016
Letters of Transmittal Tendering Shares
Must Be Received by
Pine Grove Alternative Fund by
12:00 Midnight, Eastern Time, on June 22, 2016
Withdrawal Rights Will Expire at
12:00 Midnight, Eastern Time, on
August 31, 2016,
Unless the Offer is Extended

To the Shareholders of Pine Grove Alternative Fund:
The table on the next page sets forth a number of important dates related to this tender offer. Please refer to this table as you read this document. Capitalized terms used, but not defined, in this table bear the meanings given to them later in this document.

Date	Name of Date	Definition
May 23, 2016	Commencement Date	the date as of which the Offer commenced
June 22, 2016*	Initial Notice Date	the date by which each Shareholder desiring to tender Shares for purchase must provide proper notice to the Fund
August 31, 2016**	Initial Expiration Date
the date by which a Shareholder who has previously provided proper notice to the Fund of such Shareholder's desire to tender Shares may properly notify the Fund of such Shareholder's desire to withdraw its previous tender request

September 30, 2016	Valuation Date
the date as of which the net asset value of the Shares is calculated, which will be the date specified in this table or, if the Fund properly authorizes any extension of the Offer beyond the Valuation Date, the last day of the month immediately following the month in which the Expiration Date occurs

*	The Fund may, subject to proper authorization, extend the time by which shareholders may provide proper notice to the Fund of their desire to tender their Shares for purchase. In the event of any such extension, Shareholders will be notified in writing by the Fund. Because the Fund does not presently anticipate authorizing any such extension, the Fund strongly recommends that Shareholders make any decisions with respect to this Offer based on the dates specified in the table above.
**
The Fund may, subject to proper authorization, extend the time by which a Shareholder who has previously provided proper notice to the Fund of such Shareholder's desire to tender Shares may properly notify the Fund of such Shareholder's desire to withdraw its previous tender request. In the event of any such extension, Shareholders will be notified in writing by the Fund. Because the Fund does not presently anticipate authorizing any such extension, the Fund strongly recommends that Shareholders make any decisions with respect to this Offer based on the dates specified in the table above.

ON MAY 11, 2016, THE BOARD OF TRUSTEES OF THE FUND (DEFINED BELOW) APPROVED THE PLAN. IN CONNECTION WITH THE LIQUIDATION OF THE FUND, THE BOARD HAS AUTHORIZED A FINAL TENDER WHEREIN THE FUND WILL OFFER TO REPURCHASE ANY OUTSTANDING SHARES IN EXCHANGE FOR CASH.  THE FINAL TENDER OFFER IS EXPECTED TO COMMENCE ON MAY 23, 2016, WITH A VALUATION DATE OF SEPTEMBER 30, 2016.  SHORTLY AFTER SEPTEMBER 30, 2016, THE FUND INTENDS TO MAKE AN IN-KIND DISTRIBUTION TO ANY REMAINING SHAREHOLDERS OF THE FUND'S ASSETS, WHICH ARE EXPECTED TO CONSIST ENTIRELY OF A NEW CLASS OF SHARES OF BENEFICIAL INTEREST OF THE MASTER FUND WITH THE SAME FEE STRUCTURE AS THE FUND.
FOLLOWING THE VALUATION DATE, THE FUND DOES NOT INTEND TO MAKE ANY FURTHER REPURCHASE OFFERS. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THIS OFFER WILL RECEIVE A DISTRIBUTION IN-KIND OF THE FUND'S REMAINING ASSETS, WHICH IS EXPECTED TO CONSIST ENTIRELY OF SHARES OF THE MASTER FUND.

AFTER THE EXPIRATION OF THE OFFER AND THE DISTRIBUTION IN-KIND OF SHARES OF BENEFICIAL INTEREST IN THE MASTER FUND, THE FUND INTENDS TO PROMPTLY DEREGISTER UNDER THE 1940 ACT (AS DEFINED BELOW). THE FUND IS OFFERING TO REPURCHASE SHARES IN AN AMOUNT UP TO THE TOTAL NET ASSET VALUE OF THE FUND, AS SET OUT BELOW. REMAINING SHAREHOLDERS WHO TO DO NOT TENDER THEIR SHARES OF BENEFICIAL INTEREST IN THE FUND ("SHARES") FOR REPURCHASE WILL BECOME SHAREHOLDERS OF THE MASTER FUND AND CONTINUE TO BE SUBJECT TO ANY GAINS OR LOSSES IN THE MASTER FUND'S PORTFOLIO.
THE BOARD OF TRUSTEES AND THE INVESTMENT ADVISER URGE ALL MEMBERS TO CAREFULLY CONSIDER THE OFFER ON THE BASIS OF THE ABOVE CONSIDERATIONS AND RECOMMEND THAT THEY PARTICIPATE IN THE OFFER IF THEY WOULD LIKE TO LIQUIDATE THEIR INVESTMENT IN THE FUND AT THE PRESENT TIME AND DO NOT WISH RECEIVE AN IN-KIND DISTRIBUTION OF SHARE IN THE MATER FUND.
Pine Grove Alternative Fund, a closed-end, non-diversified, management investment company organized as a Delaware statutory trust (the "Fund"), is offering to repurchase for cash on the terms and conditions set out in this "Offer to Purchase" and the related "Letter of Transmittal," (which together, constitute the "Offer.") Shares from Shareholders at their net asset value. As the Fund invests substantially all of its assets in shares of Master Fund, a Delaware statutory trust, the Fund's offer to purchase Shares is being made at the same time as an offer by the Master Fund. The Master Fund is offering to repurchase Master Fund shares in an amount up to 25% of the net assets of the Master Fund, with such additional amounts as may be required to meet the repurchase requests by the Fund, calculated as of the Valuation Date, and each Master Fund share tendered for purchase will be purchased at the net asset value per Master Fund share calculated as of such date. (Net asset value per Master Fund share is equal to (a) the difference between the value of the Master Fund's assets and the value of the Master Fund's liabilities, divided by (b) the number of Master Fund shares outstanding.)
The Fund is hereby offering to purchase Shares from Shareholders a price equal to the net asset value per Share, determined as of such Valuation Date. (Net asset value per Share is equal to (a) the difference between the value of the Fund's assets and the value of the Fund's liabilities, divided by (b) the number of Shares outstanding.)
Shareholders desiring to tender Shares for repurchase must do so by 12:00 midnight, Eastern Time, on the Initial Notice Date (or later if the Offer is extended, the later of the Initial Notice Date and the latest time and date to which the Offer is extended is referred to as the "Notice Date"). Shareholders have the right to change their minds and withdraw any tenders of their Shares until 12:00 midnight, Eastern Time, on the Initial Expiration Date (or, in the event of any extension of the Offer, by 12:00 midnight, Eastern Time, on the latest applicable Expiration Date). In the event that the Fund properly authorizes any extension of the Offer beyond the Valuation Date, the net asset value, and, hence, the purchase amount, of the tendered Shares will be determined at the close of business on the last day of the month immediately following the month in which the Expiration Date occurs. This Offer, which is being made to all Shareholders, is not conditioned on any minimum amount of Shares being tendered by a Shareholder, but is subject to certain other conditions described below. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Agreement and Declaration of Trust dated as of September 12, 2013 (as it may be amended, modified, or otherwise supplemented from time to time, the "Declaration of Trust").
Shareholders should realize that the value of the Shares tendered in this Offer likely will change between March 31, 2016, the last time net asset value was calculated, and the Valuation Date. Shareholder tendering Shares should also note that, with respect to the Shares tendered and accepted for repurchase by the Fund, such Shareholder will remain a Shareholder in the Fund through the Valuation Date, when the net asset value of its Shares is calculated. Any tendering Shareholders that wish to obtain the estimated net asset value of its Shares should contact the Fund at PO Box 588, Portland, ME 04112 or by phone at (855) 699-3103, Monday through Friday (except holidays), from 8:00 a.m. to 6:00 p.m., Eastern Time or by e-mail at pinegrove.ta@atlanticfundservices.com.
Shareholders desiring to tender all or any portion of their Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and send or deliver it to the Fund in the manner set out below.
Special Note for Shareholders Invested Through Traditional IRAs and Similar Accounts[1]
Federal income tax rules may require you, under certain circumstances, to take "required minimum distributions" (or RMDs) from one or more of your IRAs or similar accounts every year. Affected Shareholders seeking RMDs by participating in the Fund's tender offers must heed established tender offer deadlines and cannot expect extensions or exceptions. The deadlines apply to all Shareholders. Please plan accordingly.

Important
The Fund, FRM Investment Management (USA) LLC (formerly, Pine Grove Asset Management LLC) (in its capacity as the Master Fund's investment adviser, the "Adviser"), and the Fund's Board of Trustees (the "Board of Trustees") urge all Shareholders to carefully consider the the offer on the basis of the above considerations and recommend that that participate in the offer if they would like to liquidate their investment in the Fund at the present time and do not wish receive an in-kind distribution of shares in the Master Fund.
Because each Shareholder's investment decision is a personal one, based on its own financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether any Shareholder should tender Shares pursuant to the Offer. No person has been authorized to give any information, or to make any representations, in connection with the Offer other than those contained herein or in the

1    This notice does not constitute advice on tax or tax accounting matters. This material was not intended or written to be used, and it cannot be used, with any taxpayer for the purpose of avoiding penalties which may be imposed on the taxpayer under U.S. federal tax laws. Federal and state tax laws are complex and constantly changing. You should always consult your legal or tax advisor for information concerning your individual situation.

Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.
This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC"). Neither the SEC nor any state securities commission have passed on the fairness or merits of this transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.
Questions, requests for assistance, and requests for additional copies of the Offer may be directed to the Fund at the address and phone number listed below:
Pine Grove Alternative Fund
Attn. Transfer Agent
Atlantic Fund Services
PO Box 588
Portland, ME 04112
Phone: (855) 699-3103
Fax: (207) 347-2195
E-mail Address: pinegrove.ta@atlanticfundservices.com

TABLE OF CONTENTS
1.	SUMMARY TERM SHEET	6
2.	BACKGROUND AND PURPOSE OF THE OFFER	8
3.	OFFER TO PURCHASE AND PRICE	9
4.	AMOUNT OF TENDER	9
5.	PROCEDURE FOR TENDERS	10
6.	WITHDRAWAL RIGHTS	11
7.	PURCHASES AND PAYMENT	11
8.	CERTAIN CONDITIONS OF THE OFFER	12
9.	CERTAIN INFORMATION ABOUT THE FUND	12
10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES	13
11.	MISCELLANEOUS	15

1.	SUMMARY TERM SHEET.
This Summary Term Sheet highlights certain information concerning this Offer. For a full understanding of the Offer and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.
•
On May 11, 2016, the Board of Trustees of the Fund approved a Plan of Liquidation and Dissolution (the "Plan"). In connection with the liquidation of the Fund, the Board has authorized a final tender wherein the Fund will offer to repurchase any outstanding shares in exchange for cash.  The final tender offer is expected to commence on May 23, 2016, with a valuation date of September 30, 2016.  Shortly after September 30, 2016, the Fund intends to make an in-kind distribution to any remaining shareholders of the Fund's assets, which are expected to consist entirely of a new class of shares of beneficial interest of the Pine Grove Alternative Institutional Fund (the "Master Fund") with the same fee structure as the Fund.

•
Following the Valuation Date, the Fund does not intend to make any further repurchase offers. Shareholders who do not participate in this Offer will receive a distribution in-kind of the Fund's remaining assets, which is expected to consist entirely of shares of the Master Fund.

•
The Fund (referred to as "we" or the "Fund" in this Summary Term Sheet) is offering to repurchase Shares in an amount up to the total net assets of the Fund. We will repurchase each Share you tender for repurchase at its net asset value (that is, (a) the difference between the value of the Fund's assets and the value of the Fund's liabilities, divided by (b) the number of outstanding Shares of the Fund) calculated as of the Valuation Date. This offer will remain open until 12:00 midnight, Eastern Time, on the Initial Notice Date (or, if the Offer is extended on the latest applicable Notice Date).The net asset value of Shares will be calculated for this purpose as of the Valuation Date. The conditions under which we may extend the Offer are discussed in Section 8 below.

•
The Fund's Offer is being made at the same time as, and in parallel with, a corresponding offer by the Master Fund, and the Master Fund is offering to purchase Master Fund shares in an amount up to 25% of the net assets of the Master Fund, with such additional amounts as may be required to meet the repurchase requests by the Fund,

•	The Fund reserves the right to extend the Offer, adjusting as necessary the Notice Date, the Expiration Date, and the Valuation Date.
•	You may tender all or a portion of your Shares. If you tender all or a portion of your Shares and we accept those Shares for repurchase, we will give you a non-interest bearing, non-transferable promissory note (the "Note") entitling you to an amount equal to the net asset value of the Shares tendered, determined as of the Valuation Date.
•	If you tender all or a portion of your shares, the Note will be mailed to you and will entitle you to a payment in cash equal to 100% of the unaudited net asset value of the Shares you tendered that are accepted for repurchase by the Fund (the "Payment"), which will be paid to you within approximately 30 days after the Valuation Date or, if we have requested withdrawals of capital from the Master Fund in order to finance the repurchase of Shares, no later than 10 business days after we have received the total aggregate amount withdrawn from the Master Fund. The Master Fund may need to redeem some or all of its interests in certain underlying hedge funds in which the Master Fund invests ("Investment Funds") in order to fulfill the Fund's request to withdraw capital from the Master Fund. If any of the Investment Funds have delayed or suspended the rights of their respective investors to redeem interests in such Investment Funds, the Master Fund may not be able to fulfill the Fund's withdrawal request, which may force the Fund to delay the Payments. Shareholders will be notified promptly of any such delay.

•	If we accept the tender of all or a portion of your Shares, we will pay the proceeds from: cash on hand, withdrawals of capital from the Master Fund, the proceeds of the sale of portfolio securities and portfolio assets held by the Fund, and/or borrowings.
•	Shareholders desiring to tender Shares for repurchase by the Fund should keep in mind that the Fund reserves the right to repurchase all of a Shareholder's Shares at any time if the aggregate value of such Shareholder's Shares is, at the time of such compulsory repurchase, less than the required minimum balance applicable for the Fund. This right of the Fund to repurchase Shares compulsorily may be a factor which Shareholders may wish to consider when determining the extent of any tender for repurchase by the Fund.
•	Following this Summary Term Sheet is a formal notice of the Offer to Purchase your Shares. This Offer remains open to you until 12:00 midnight, Eastern Time, on the Initial Expiration Date (or, if the Offer is extended, on the latest applicable Expiration Date). Until that time you have the right to change your mind and withdraw any tenders of your Shares until 12:00 midnight, Eastern Time, on the Initial Expiration Date. Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described herein.
•	If you would like the Fund to repurchase all or a portion of your Shares, you should complete, sign, and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with our Offer, to the Fund at the following address:
Pine Grove Alternative Fund
Attn. Transfer Agent
Atlantic Fund Services
PO Box 588
Portland, ME 04112
(ii) fax it to the Fund at (207) 347-2195 or (iii) via e-mail to the Fund at pinegrove.ta@atlanticfundservices.com, so that it is received before 12:00 midnight, Eastern Time, on the Initial Notice Date. See Section 5. The value of your Shares may change between March 31, 2015, the last time net asset value was calculated, and the Valuation Date.

•	If you would like to obtain the estimated net asset value of your Shares, which we calculate monthly, based upon the information we receive from the managers of the investment funds in which we invest, you may contact one of our dedicated account representatives at (855) 699-3103 or at the address listed on the cover page to this Offer to Purchase, Monday through Friday (except holidays), from 8:00 a.m. to 6:00 p.m., Eastern Time or by e-mail at pinegrove.ta@atlanticfundservices.com.
•
Please note that, just as you have the right to withdraw the tender of your Shares, we have the right to cancel, amend or postpone this Offer at any time before 12:00 midnight, Eastern Time, on the Initial Expiration Date. The conditions under which we may cancel, amend, postpone or extend the Offer are discussed in Section 8 below. Also realize that although the Offer expires on the Initial Notice Date (or, if the Offer is extended on the latest applicable Notice Date), you will remain a Shareholder with respect to the Shares, or portion thereof, you tendered that is accepted for repurchase by the Fund through the Valuation Date, when the net asset value of your Shares is calculated.

2.	BACKGROUND AND PURPOSE OF THE OFFER.
The purpose of this Offer is to provide liquidity to Shareholders, as contemplated by, and in accordance with, the procedures set forth in the Fund's Prospectus dated July 31, 2015 (as it may be amended, modified, or otherwise supplemented from time to time, the "Prospectus"), The Prospectus which was provided to each Shareholder in advance of subscribing for Shares provides that the Board of Trustees has the discretion to determine whether the Fund will repurchase Shares from time to time from Shareholders pursuant to written tenders. Each such repurchase offer will generally be conducted in parallel with similar repurchase offers made by the Master Fund with respect to shares of the Master Fund. The Fund expects that the Master Fund's board of trustees will authorize the Master Fund to repurchase Master Fund shares from Master Fund shareholders quarterly, on each March 31, June 30, September 30, and December 31 of each year.
THE BOARD OF TRUSTEES OF THE FUND APPROVED THE LIQUIDATION AND DISSOLUTION OF THE FUND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE PLAN. THE FUND IS MAKING THIS OFFER IN ORDER TO PROVIDE SHAREHOLDERS WITH AN OPPORTUNITY TO HAVE THEIR INTEREST REPURCHASED WITHOUT BECOMING SHAREHOLDERS OF THE MASTER FUND, FOLLOWING THE VALUATION DATE, THE FUND DOES NOT INTEND TO MAKE ANY FURTHER REPURCHASE OFFERS. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THIS OFFER WILL RECEIVE A DISTRIBUTION IN-KIND OF THE FUND'S REMAINING ASSETS, WHICH IS EXPECTED TO CONSIST ENTIRELY OF SHARES OF THE MASTER FUND.
Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Adviser, the Board of Trustees has determined to cause the Fund to make this Offer, after consideration of various matters, including without limitation those set out in the Prospectus and the recommendations of the Adviser.

The repurchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares. Shareholders that retain their Shares may be subject to increased risks which may possibly result from the reduction in the Fund's aggregate assets due to the Fund's payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification. Similar risks apply to the Master Fund with respect to the Master Fund's corresponding offer. However, The Fund believes that this result is unlikely, however, given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in those Shareholders not tendering Shares bearing higher costs to the extent that certain relatively fixed expenses borne by the Fund may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Shareholders from time to time. Payment for any Shares repurchased pursuant to this Offer may also require the Master Fund to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.
Shares that are tendered to the Fund in connection with the Offer will be retired. The Fund will stop accepting purchases into the Fund on May 11, 2016.
The tender of Shares by a Shareholder will not affect the record ownership of such Shareholder for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Shares are repurchased. You should also realize that the Offer is set to expire on the Initial Expiration Date (or, if the Offer is extended, the latest applicable Expiration Date) and that, if you desire to tender Shares for purchase, you must do so by the Initial Notice Date (or, if the Offer is extended, by the latest applicable Notice Date). With respect to the Shares you are tendering which are accepted for repurchase by the Fund, you remain a Shareholder of the Fund through the Valuation Date, when the net asset value of your Shares is calculated.
3.	OFFER TO PURCHASE AND PRICE.
The Fund will, on the terms, and subject to the conditions, of the Offer, purchase an amount of Shares up to 100% of the Fund's total net assets, tendered by Shareholders, by 12:00 midnight, Eastern Time, on the Initial Notice Date (or, if the Offer is extended, by 12:00 midnight, Eastern Time, on the latest applicable Notice Date), and not withdrawn (as provided in Section 6 below) before 12:00 midnight, Eastern Time, on the Initial Expiration Date (or, if the Offer is extended, before 12:00 midnight, Eastern Time, on the latest applicable Expiration Date). The Fund's Offer is being made at the same time as an offer by the Master Fund, and the Master Fund is offering to purchase Master Fund shares in an amount up to 25% of the net assets of the Master Fund, with such additional amounts as may be required to meet the repurchase requests by the Fund. The Fund reserves the right to extend, amend, or cancel the Offer as described in Sections 4 and 8 below. The repurchase price of each Share tendered will be the net asset value per Share as of the Valuation Date, payable as set out in Section 7. Shareholders may obtain the estimated net asset value of their Shares, which is calculated monthly based upon the information received from the managers of the investment funds in which the Fund invests, by contacting the Fund at (855) 699-3103 or at the address listed on the cover page to this Offer to Purchase, Monday through Friday (except holidays), from 8:00 a.m. to 6:00 p.m., Eastern Time or by e-mail at pinegrove.ta@atlanticfundservices.com.

4.	AMOUNT OF TENDER.
Subject to the limitations set out below, Shareholders may tender all or a portion of their Shares. Each Shareholder tendering less than all of its Shares should keep in mind that the Fund reserves the right to repurchase all of a Shareholder's Shares at any time if the aggregate value of such Shareholder's Shares is, at the time of such compulsory repurchase, less than the required minimum balance applicable for the Fund. (This right of the Fund to repurchase Shares compulsorily may be a factor which Shareholders may wish to consider when determining the extent of any tender for repurchase by the Fund). The Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered.
If the amount of Shares properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 100% of the Fund's total net assets (or such greater amount as the Fund may elect to repurchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, repurchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or to postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. The Fund will take the same action with respect to this Offer as the Master Fund, in its discretion, takes with respect to the Master Fund's corresponding offer toextended, amended, or cancel in various circumstances described in Section 8 below.
5.	PROCEDURE FOR TENDERS.
Shareholders wishing to tender Shares pursuant to this Offer to Purchase should send or deliver by the Initial Notice Date (or, if the Offer is extended, by the latest applicable Notice Date) a completed and executed Letter of Transmittal to the Fund, at the address set out on the first page of the Letter of Transmittal, or fax or send via e-mail a completed and executed Letter of Transmittal to the Fund, at the fax number or e-mail address set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by the Fund, either by mail, fax or via e-mail no later than 12:00 midnight, Eastern Time, on Initial Notice Date (or, if the Offer is extended, on the latest applicable Notice Date).
The Fund recommends that all documents be submitted to the Fund by certified mail, return receipt requested, or by facsimile transmission. Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the Fund at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election, and complete risk, of the Shareholder tendering Shares, which may include without limitation the failure of the Fund to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of, or payment for, which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund, the Adviser, or the Board of Trustees will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.
6.	WITHDRAWAL RIGHTS.
A tender of Shares may be withdrawn by a Shareholder at any time before 12:00 midnight, Eastern Time, on the Initial Expiration Date (or, if the Offer is extended, on the latest applicable Expiration Date). To be effective, any notice of withdrawal must be timely received by the Fund at the address, fax number, or e-mail address set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, Shares withdrawn may be re-tendered provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5.
7.	PURCHASES AND PAYMENT.
For purposes of the Offer, the Fund will be deemed to have accepted a Shareholder's tender of tendered Shares as, if, and when it gives written notice to the tendering Shareholder of its acceptance of such Shareholder's tender and repurchase such Shares. As stated in Section 3 above, the amount offered for the Shares tendered by Shareholders will be the net asset value thereof as of the Valuation Date. The value of the Fund's net assets is determined as of the close of the Fund's business at the end of each month in accordance with procedures as may be determined from time to time in accordance with the valuation policies and procedures adopted by the Board of Trustees. The Fund will not pay interest on the repurchase amount.
Each Shareholder that tenders all or a portion of their Shares that are accepted for repurchase will be given a Note promptly after the Initial Expiration Date (or, in the event of any extension of the offer, promptly after on the latest applicable expiration date). The Note will entitle the Shareholder to receive aPayment in an amount equal to 100% of the unaudited net asset value of the Shares tendered and accepted for repurchase by the Fund, determined as of the Valuation Date. Payment of this amount will be made no later than 30 days after the Valuation Date or, if the Fund has requested withdrawals of its capital from the Master Fund in order to finance the repurchase of Shares, no later than 10 business days after the Fund has received the total aggregate amount withdrawn by the Fund from the Master Fund.
The Note pursuant to which a tendering Shareholder will receive the Payment (a "Cash Payment") will be mailed directly to the tendering Shareholder. Any Cash Payment due pursuant to the Note will be made by wire transfer.
The Fund will make payment for Shares it repurchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) the proceeds of the sale of securities and portfolio assets held by the Fund; (c) withdrawals of capital from the Master Fund; and (d) possibly borrowings. Upon its acceptance of tendered Shares for repurchase, the Fund will segregate, with its custodian, and maintain daily on its books a segregated account consisting of cash, liquid securities, or Master Fund shares which the Fund, as a Master Fund shareholder, has tendered to the Master Fund for purchase in a corresponding offer by the Master Fund (or any combination of any of the foregoing items) equal to the value of the unpaid amount estimated to be paid under the Note, as described above. Neither the Fund, the Adviser, or the Board of Trustees has determined at this time to borrow funds to repurchase Shares tendered in connection with the Offer. However, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the repurchase of Shares, subject to compliance with applicable law, through borrowings. If the Fund finances any portion of the repurchase amount in that manner, it will deposit assets in a special custody account with its custodian, to serve as collateral for any amounts so borrowed, and, if the Fund were to fail to repay any such amounts, the lender would be entitled to satisfy the Fund's obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts so borrowed will be made from additional funds contributed to the Fund by new and existing Shareholders, the proceeds of tenders of Master Fund shares which the Fund (as a Master Fund shareholder) tendered to the Master Fund for purchase in a corresponding offer by the Master Fund, or from the proceeds of the sale of securities held by the Fund.
8.	CERTAIN CONDITIONS OF THE OFFER.
The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. In the event that the Fund properly authorizes any extension of the Offer beyond the Valuation Date, the net asset value, and, hence, the purchase amount, of the tendered Shares will be determined at the close of business on the last day of the month immediately following the month in which the Expiration Date occurs. The Fund also reserves the right, at any time and from time to time up to and including the Acceptance Date to: (a) cancel the Offer in the circumstances set out in the following paragraph, and in the event of such cancellation not to repurchase or pay for, any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.
The Fund may cancel the Offer, amend the Offer, or postpone the acceptance of tenders made pursuant to the Offer, if: (a) the Fund would not be able to liquidate portfolio securities in an orderly manner consistent with the Fund's policies in order to repurchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Trustees, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities, or suspension of payment by banks in the United States or New York State, which is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, significant change in armed hostilities, or other international or national calamity directly or indirectly involving the United States since the commencement of the Offer that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund most recently calculated as of the Commencement Date, or (vii) other event or condition which would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were repurchased; (c) the Board of Trustees determines that it is not in the best interest of the Fund to repurchase Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer; or (d) the Master Fund cancels, amends, or postpones its corresponding offer to purchase Master Fund shares from Master Fund shareholders (including the Fund).
9.	CERTAIN INFORMATION ABOUT THE FUND.
The Fund is registered under the Investment Company Act of 1940 (the "1940 Act") as a closed-end, non-diversified, management investment company. It was organized as a Delaware statutory trust on June 18, 2013. The Fund's principal office is located at 452 5th Avenue, 26th Floor, New York, NY 10018, and its telephone number is (212) 649-6600. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Declaration of Trust.
ON MAY 11, 2016, THE BOARD OF TRUSTEES OF THE FUND (DEFINED BELOW) APPROVED A PLAN OF LIQUIDATION AND DISSOLUTION (THE "PLAN"). IN CONNECTION WITH THE LIQUIDATION OF THE FUND, THE BOARD HAS AUTHORIZED A FINAL TENDER WHEREIN THE FUND WILL OFFER TO REPURCHASE ANY OUTSTANDING SHARES IN EXCHANGE FOR CASH.  THE FINAL TENDER OFFER IS EXPECTED TO COMMENCE ON MAY 23, 2016, WITH A VALUATION DATE OF SEPTEMBER 30, 2016.  SHORTLY AFTER SEPTEMBER 30, 2016, THE FUND INTENDS TO MAKE AN IN-KIND DISTRIBUTION TO ANY REMAINING SHAREHOLDERS OF THE FUND'S ASSETS, WHICH ARE EXPECTED TO CONSIST ENTIRELY OF A NEW CLASS OF SHARES OF BENEFICIAL INTEREST OF THE PINE GROVE ALTERNATIVE INSTITUTIONAL FUND (THE "MASTER FUND") WITH THE SAME FEE STRUCTURE AS THE FUND.
FOLLOWING THE VALUATION DATE, THE FUND DOES NOT INTEND TO MAKE ANY FURTHER REPURCHASE OFFERS. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THIS OFFER WILL RECEIVE A DISTRIBUTION IN-KIND OF THE FUND'S REMAINING ASSETS, WHICH IS EXPECTED TO CONSIST ENTIRELY OF SHARES OF THE MASTER FUND.
AFTER THE EXPIRATION OF THE OFFER AND THE DISTRIBUTION IN-KIND OF SHARES OF BENEFICIAL INTEREST IN THE MASTER FUND, THE FUND INTENDS TO PROMPTLY DEREGISTER UNDER THE 1940 ACT. THE FUND IS OFFERING TO REPURCHASE SHARES IN AN AMOUNT UP TO THE TOTAL NET ASSET VALUE OF THE FUND, AS SET OUT BELOW. REMAINING SHAREHOLDERS WHO TO DO NOT TENDER THEIR SHARES OF BENEFICIAL INTEREST IN THE FUND ("SHARES") FOR REPURCHASE WILL BECOME SHAREHOLDERS OF THE MASTER FUND AND CONTINUE TO BE SUBJECT TO ANY GAINS OR LOSSES IN THE MASTER FUND'S PORTFOLIO.

The Fund, the Adviser, and the Board of Trustees do not have any other plans or proposals not already described that relate to, or would result in: (1) the acquisition by any person of additional Shares or the disposition of Shares; (2) an extraordinary transaction involving the Fund, such as a merger, or reorganization; (3) any material change in the present indebtedness, or distribution policy of the Fund; (4) any change in the present Board of Trustees or in the management of the Fund, including without limitation any change in the number or the term of members of the Board of Trustees, the filling of any existing vacancy on the Board of Trustees, or any change in any material term of the employment contract of any executive officer; (5) a purchase or sale of assets of the Fund (other than as the Board of Trustees determines may be necessary or appropriate to fund all or a portion of the amount offered for the repurchase of Shares pursuant to the Offer or in connection with the ordinary portfolio transactions of the Fund); (6) any other material change in the Fund's corporate structure or business, including any material change in any of its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (7) any change in the Declaration of Trust or other governing instruments or any other action which could impede the acquisition of control of the Fund.
Other than the acceptance of subscriptions for Shares as of the prior two admission dates on January 1, 2016 and February 1, 2016, there have been no transactions involving Shares that were effected during the past 60 days by the Fund, the Adviser, any member of the Board of Trustees, or any person controlling the Fund or the Adviser.
10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.
The U.S. federal income tax discussion set forth below is a summary included for general information purposes only. In view of the individual nature of tax consequences, each Shareholder is advised to consult its own tax adviser with respect to the specific, individual tax consequences of participation in the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.
The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a "sale or exchange," or under certain circumstances, as a "dividend." Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer generally will be treated as a "sale or exchange" if the receipt of cash by the Shareholder: (a) results in a "complete termination" of the Shareholder's interest in the Fund, (b) is "substantially disproportionate" with respect to the Shareholder, or (c) is "not essentially equivalent to a dividend" with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for "sale or exchange" treatment is met, a Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares repurchased in the Offer and the Shareholder's adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will generally be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is generally (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) either 15% or 20% for capital assets held for more than one year, depending on whether the individual's income exceeds certain threshold amounts.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Shareholder who sells Shares pursuant to the Offer will be taxable to the Shareholder as a "dividend" to the extent of such Shareholder's allocable Share of the Fund's current or accumulated earnings and profits. To the extent that amounts received exceed such Shareholder's allocable Share of the Fund's current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of the Shareholder's adjusted basis in its Shares), and any amounts in excess of the Shareholder's adjusted basis will constitute taxable capital gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Shareholder. In addition, if a tender of Shares is treated as a "dividend" to a tendering Shareholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Shareholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender.
Foreign Shareholders. Any distribution to a tendering Shareholder who is not a citizen or resident of the United States or is a foreign entity (a "Foreign Shareholder") generally will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Shareholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that have a special status for U.S. federal tax purposes, such as "controlled foreign corporations," corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser.
Backup Withholding. The Fund generally will be required to withhold tax at the rate of 28% ("backup withholding") from any payment to a tendering Shareholder that is an individual (or certain other non-corporate persons) if the Shareholder fails to provide to the Fund its correct taxpayer identification number or otherwise establish an exemption from the backup withholding tax rules. A Foreign Shareholder generally will be able to avoid backup withholding with respect to payments by the Fund that are treated as made in exchange for tendered Shares only if it furnishes to the Fund a duly completed Form W-8BEN, signed under penalty of perjury, stating that it (1) is a nonresident alien individual or a foreign corporation, partnership, estate or trust, (2) has not been and does not plan to be present in the United States for a total of 183 days or more during the calendar year, and (3) is neither engaged, nor plans to be engaged during the year, in a United States trade or business that has effectively connected gains from transactions with a broker or barter exchange. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Shareholder's U.S. federal income tax liability.
11.	MISCELLANEOUS.
The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer, or tenders pursuant thereto, would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided that the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.
Reference is made to the following financial statements and such financial statements are incorporated in their entirety herein by reference:
•	Semi-Annual Report of the Fund on Form N-CSR for the period ended September 30, 2015, as filed with the SEC on December 2, 2015.
•	Annual Report of the Fund on Form N-CSR for the year ended March 31, 2015, as filed with the SEC on June 2, 2015, including its audited financial statements and the notes thereto.
Copies of the financial statements referenced above can be obtained as provided in the Fund's prospectus.
The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Fund at the address and telephone number set out on the first page of the Letter of Transmittal or from the Securities and Exchange Commission's internet website, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549-0102.